Exhibit 99.1

Contacts:	Manny Villafaña
Chairman & CEO,
John L. Babitt
President, COO & CFO
CABG Medical, Inc.
PHONE (763) 258 8005
FAX (763) 258 8008
FOR IMMEDIATE RELEASE
CABG MEDICAL ANNOUNCES THIRD QUARTER 2005 RESULTS AND EXPANDS ITS CLINICAL TRIAL
Minneapolis, November 2, 2005—CABG Medical, Inc. (NASDAQ: CABG), the developer of an innovative drug-eluting graft for coronary artery bypass surgery, today reported results for the third quarter of fiscal 2005. Net loss for the third quarter of 2005 was $1.3 million, or $0.07 per share, compared to a net loss of $0.8 million, or $0.08 per share, for the third quarter of 2004. For the nine months ended September 30, 2005, the Company had a net loss of $8.2 million, or $0.45 per share, compared to a net loss of $2.2 million or $0.23 per share for the first nine months of 2004. The 2005 year-to-date net loss included research and development expense of $7,510,000 of which $4,363,000 was related to the Company’s March 22, 2005 paclitaxel license agreement with Angiotech Pharmaceuticals, Inc (NASDAQ: ANPI). The license agreement expense included a non-cash charge of $4,335,000 related to the issuance of equity securities to Angiotech. The Company was required to expense the license agreement equity consideration due to the development stage of the Company’s operations and its Holly Graft System (HGS). Excluding these costs, the proforma loss for the nine months ended September, 30 2005 would have been $3.8 million, or $0.21 per share.
As previously reported, the Company made modifications to the HGS device and its clinical trial protocol in response to failures of its HGS device in initial clinical work conducted in Australia. After completion and testing of these modifications, the Company resumed clinical trials of the HGS on September 8, 2005, in Germany. In total, the Company has enrolled 32 patients in two clinical centers in Germany and one in Australia. It has been determined that three of these implants have occluded, including one of the previously reported occlusions in Australia. Additionally, one patient died from causes unrelated to the performance of the device. One patient had the device removed prior to the completion of the procedure. Based on the data collected by its investigating centers, the Company believes the remaining 27 patients continue to be symptom free and in good health.
“We are extremely pleased with the enrollment in our clinical trials during the third quarter,” commented Manny Villafana, Chairman and CEO. “We were able to add multiple investigational sites in Germany, which should enhance and maintain our ability to enroll patients and collect the clinical data required for our regulatory approvals. Furthermore in October, we expanded our clinical trial to include all appropriate patients based on our Scientific Advisor Board’s review of our safety data. During the fourth quarter we believe that we will continue to add clinical investigational sites in the European Union.”
The Company continues to believe it will approach the FDA on initiating a clinical trial during the first half of 2006 and believes a trial could start during the second half of 2006.
Additionally, the Company announced that abstracts on the Holly Graft System were accepted for presentation at two medical conferences in early December 2005. The Prince Charles Hospital, Brisbane, Australia has been accepted to present a summary of human clinical results at the Fourth Annual Pioneering Techniques in Cardiac Surgery Congress, in Leipzig, Germany on December 2, 2005. Additional information on the Congress can be obtained at http://promedicacme.com/conf_leipzig2005.htm. The Medizinische Hochschule Hannover, Germany, will present at the Winter Workshop of The International Society for Minimally Invasive Cardiothoracic Surgery in Shanghai, China on December 2, 2005. Additional information on the Workshop is available at http://www.ismics.org/workshop.cgi.
In connection with these presentations, the Company will be announcing a summary of the human clinical results. However, the Company will not be able to assess the efficacy of these grafts until all of the data has been gathered and reviewed, and this assessment is not expected to be completed before June 2006.
2006 Guidance
For fiscal 2006, the Company expects to incur a net loss before the impact of the stock option expensing provisions of Statement of Financial Accounting Standards No. 123R of approximately $12 to $14 million and expects to utilize approximately $12 to $15 million of cash. Any news related to the results of the Company’s clinical trial, either positive or negative, could have a significant impact on management’s guidance for 2006.

Conference Call Today
CABG Medical management will host a conference call and web cast today, November 2, 2005 at 4:30 p.m. Eastern Standard Time (3:30 p.m. Central Standard Time) to discuss its third quarter financial results, outlook for the remainder of 2005 and current clinical developments. The dial in number for the conference call is 1-800-475-3716.
A live webcast of the call can be accessed at http://www.cabgmedical.com by clicking on the “Investor Relations” icon. An archive of the webcast will be available on the company’s website for at least 90 days following.
About CABG Medical
CABG Medical, Inc. is a medical technology company developing technologies and therapies to improve the treatment of coronary heart disease by advancing conventional bypass surgery. We have designed our first product, the Holly GraftTM System, by leveraging our understanding of flow dynamics, material sciences and drug combinations to create a drug-eluting graft system.
Safe Harbor
Certain statements in this release that are not historical facts, including, without limitation, those relating to our expectation of clinical results, our belief in the paclitaxel franchise as a drug combination capable of preventing restenosis following the surgical implantation of devices such as the Holly GraftTM System, our clinical and regulatory efforts, and our anticipation that we will be able to present in 2005 the first follow-up results from such clinical trials, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in such forward-looking statements based on a number of factors including, without limitation, our need to obtain regulatory approval in each relevant jurisdiction, the completion of such trials and cases, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. The complete occlusion in the Company’s first two graft implants will result in delays in getting regulatory approvals for clinical testing in the United States and other countries, and may impact the Company in other ways not yet capable of assessment. It will be of critical importance to the Company that the new coating procedure and drug regimens effectively prevent occlusion in future graft implants. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

CABG Medical, Inc.
Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	(In thousands, except share and per share data)
Revenue	$—	$34	$—	$34
Expenses:
Research and development	648	1,124	1,640	7,510
Marketing, general and administrative	195	488	596	1,500

Total	843	1,578	2,236	8,976
Interest income	13	296	25	779

Net loss	$(830)	$(1,282)	$(2,211)	$(8,197)

Basic and diluted net loss per share	$(0.08)	$(0.07)	$(0.23)	$(0.45)

Weighted average shares outstanding — basic and diluted	10,228,639	19,361,242	9,810,264	18,413,596

CABG Medical, Inc.
Balance Sheets
(unaudited)

	December 31,	September 30,
	2004	2005
	(In thousands)

Assets

Current assets:
Cash and short term investments	$28,936	$30,280
Other current assets	291	131

Total current assets	29,227	30,411
Long-term investments	—	3,965
Property and equipment, net	199	335

Total assets	$29,426	$34,711

Liabilities & Stockholders’ Equity

Current liabilities:
Accounts payable	$841	$443
Accrued liabilities	19	102

Total current liabilities	860	545

Total stockholders’ equity	28,566	34,166

Total liabilities and stockholders’ equity	$29,426	$34,711

CABG Medical, Inc.
Statements of Operations
Reconciliation of GAAP Results from Operations to Proforma Results from Operations
(unaudited)

	Nine Months Ended September 30,
			Proforma
			Adjustment	Proforma
	2004	2005	(1)	2005
	(In thousands, except share and per share amounts)
Revenue	$—	$34		$34
Expenses:
Research and development	1,640	7,510	(4,363)	3,147
Marketing, general and administrative	596	1,500		1,500

Total expenses	2,236	8,976	(4,363)	4,613
Interest income	25	779		779

Net loss	$(2,211)	$(8,197)	(4,363)	$(3,834)

Basic and diluted net loss per share	$(0.23)	$(0.45)		$(0.21)

Weighted average shares outstanding — basic and diluted	9,810,264	18,413,596		18,413,596

(1)	Proforma adjustment is provided to illustrate the impact of the issuance of equity securities to Angiotech in exchange for an exclusive license to certain drug eluting technologies. The proforma adjustment is comprised of a $4,335,000 non-cash charge related to the fair value of the equity securities issued to Angiotech and $28,000 in related legal expenses.
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